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                                                                    Exhibit 23.2

October 12, 1998

Stillwater Mining Company
1200 Seventeenth Street
Suite 900
Denver, CO  80202

RE:     STILLWATER MINE AND CONCENTRATOR PRODUCTION EXPANSION STUDY

Ladies and Gentlemen:

We hereby authorize the reference to our firm and to the Stillwater Mine and Concentrator Production Expansion Study, dated March 1998, prepared for Stillwater Mining Company by H.A. Simons Ltd., in the Prospectus Supplement to the Prospectus contained in the Registration Statement on Form S-3 (Reg. No. 333-58251), to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the descriptions of the Stillwater Mine and Concentrator Expansion Study as contained in the Prospectus Supplement and have no reason to believe that there is any misrepresentation in the information contained herein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such reports.

Sincerely,

MRDI Canada, a Division of H.A Simons Ltd.



By: /s/ Stephen Hodgson
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Name:   Stephen Hodgson
Title:  President